Exhibit 10.3

THIRD AMENDMENT OF LEASE

THIS THIRD AMENDMENT OF LEASE, dated as of May 23, 2022, between PERRYVILLE SPE LLC (“Landlord”), and CELLDEX THERAPEUTICS, INC. (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord's predecessor-in-interest, Crown Perryville, LLC., and Tenant entered into that certain Lease dated as of May 1, 2013 (the “Original Lease”) in the building known as Perryville Ill at Perryville Corporate Park located at 53 Frontage Road, Hampton, New Jersey 08827 (the “Building) , as amended by a First Amendment of Lease, dated as of June 17, 2015 (the “First Amendment”), and as further amended by a Second Amendment of Lease, dated as of March 8, 2019 (the “Second Amendment”), pursuant to which Tenant is currently leasing premises (the “Premises”) consisting of approximately 3,539 rentable square feet located on a portion of the first (1st) floor and approximately 29,824 rentable square feet located on a portion of the second (2nd) floor (the Original Lease, as amended by the First Amendment and Second Amendment is hereinafter collectively referred to as the “Lease”); and

WHEREAS, Landlord and Tenant desire to amend the Lease on the express terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual premises and agreements herein contained, the parties hereby agree as follows:

1.	Incorporation of Recitals. The recitals set forth above are incorporated herein by reference.
2.	Defined Terms. All terms used herein not otherwise defined shall have the meanings ascribed to them in the Lease.
3.	Binding Effect. This Third Amendment of Lease (“Amendment”) shall be binding upon Landlord and Tenant upon the date of mutual execution and delivery hereof (the “Effective Date”).
4.	Lease Amendments. Effective as of the Effective Date, the Lease is hereby amended as follows:
A.

Landlord agrees that within a reasonable time period after the Effective Date, it shall at such time(s) as is mutually-acceptable to Landlord and Tenant and in a Building standard manner, utilizing Building standard materials and specifications (including without limitation Building standard colors): (i) professionally clean/shampoo the carpets in the Premises; and (ii) paint a specified wall in the Premises (“Landlord’s

Work”). Tenant acknowledges and agrees that it shall be responsible at its sole cost and expense, to the extent necessary, to relocate and replace its equipment, furniture, furnishings and wiring in order for Landlord to perform Landlord’s Work.

B.

The terms set forth in Section 19.27. of the Original Lease as to a Renewal Option granted therein shall be reinstated for a potential Renewal Term commencing on August 1, 2025 through July 31, 2027, and for a potential second Renewal Term commencing on August 1, 2027 through July 31, 2030, upon all of the terms and conditions set forth in Section 19.27 of the Original Lease; provided, however, that the Renewal Term Rent for each Renewal Term shall be increased to 102.5% of the Base Rent/Renewal Term Rent for the last year of the subject term and the lease rate will increase 2.5% per year on a compounded, cumulative basis for each year of the subject Renewal Term.. Notwithstanding anything herein to the contrary, the terms set forth in said Section 19.27. as to: (i) two (2) additional periods of five (5) years, and (ii) as to a Base Rent of $15.00 with annual escalation of $0.50 per annum, are hereby deleted in connection with each Renewal Term provided for herein.

C.	The Early Termination Option granted to Tenant in Section 11 of the Second Amendment is hereby deemed deleted in its entirety.

5.No Broker. Tenant covenants, warrants and represents to Landlord that there were no brokers or finders instrumental in consummating this Amendment and that no conversations or negotiations were had by Tenant with any brokers or finders concerning the transaction contemplated by this Amendment, other than The Garibaldi Group (the “Broker”).  Tenant agrees to indemnify and hold Landlord harmless from and against any claims or suits for a brokerage commission arising out of any conversation or negotiations had by Tenant with any brokers or finders in connection with the transactions contemplated by this Amendment, other than the Broker, whom Landlord shall pay pursuant to a separate agreement.

6.Miscellaneous.

A.	Except as expressly amended hereby, all of the terms, covenants, conditions and provisions of the Lease shall remain and continue unmodified, in full force and effect.
B.

This Amendment sets forth the entire agreement between the parties regarding the subject matter hereof, superseding all prior agreements and understandings, written and oral, and may not be altered or modified except by a writing signed by both parties.

C.

Landlord and Tenant each represent and warrant to the other that it has not relied upon any representation or warranty, express or implied, in entering into this Amendment, except those which are set forth herein.

D.

The covenants and agreements herein contained shall bind and inure to the benefit of Landlord, its successors and assigns, and Tenant, its successors and assigns. If any of the provisions of this Amendment, or its application to any situation, shall be invalid or unenforceable to any extent, the remainder of this Amendment, or the application thereof to situations other than that as to which it is invalid or unenforceable, shall not be affected thereby, and every provision of this Amendment shall be valid and enforceable to the fullest extent permitted by law.

E.	The captions of this Amendment are for convenience and reference only and in no way define, limit or describe the scope or intent of this Amendment.
F.

Submission by Landlord of the within Amendment for execution by Tenant shall confer no rights nor impose any obligation on Landlord unless and until both Landlord and Tenant shall have executed this Amendment and duplicate originals thereof shall have been delivered by Landlord and Tenant to each other.

G.

This Amendment may be signed in two identical counterparts, and both of such counterparts, when taken together, will be deemed to constitute the original of this Amendment. This Amendment may be executed and delivered via electronic facsimile transmission or as a “.pdf” attachment to an e-mail with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another.

IN WITNESS WHEREOF, the parties have executed this Third Amendment of Lease as of the date hereinabove set forth.

PERRYVILLE SPE LLC

By:	/s/ BERNARD S. BERTRAM
Authorized Signatory

CELLDEX THERAPEUTICS, INC.

By:	/s/ ANTHONY S. MARUCCI
	Name:	Anthony S. Marucci
	Title:	President and Chief Executive Officer